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PROSPECTUS SUPPLEMENT (To Prospectus dated June 2, 2005)	Filed pursuant to Rule 424(b)(3) and 424(c) Commission File No. 333-116732

THE SCO GROUP, INC.

2,105,263 Shares of Common Stock

        This prospectus supplement supplements the prospectus dated June 2, 2005 relating to the offer and sale by the selling stockholder identified in the prospectus of up to 2,105,263 shares of common stock of The SCO Group, Inc.

        This prospectus supplement includes a Current Report on Form 8-K filed on July 5, 2005.

        This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 2, 2005, and the prospectus supplement dated June 3, 2005. This prospectus supplement is qualified by reference to the prospectus and the prospectus supplement, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus dated June 2, 2005, or the prospectus supplement dated June 3, 2005.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The SCO Group, Inc.
355 SOUTH 520 WEST, SUITE 100
LINDON, UTAH 84042
(801) 765-4999

The date of this prospectus supplement is July 5, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2005

The SCO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 South 520 West
Lindon, Utah 84042
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (801) 765-4999

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        As previously announced, K. Fred Skousen retired as a member of the board of directors of The SCO Group, Inc. (the "Company") as of the Company's annual meeting of stockholders on June 28, 2005. At the annual meeting, stockholders elected Omar T. Leeman and J. Kent Millington to serve as new directors of the Company.

Indemnification Agreements

        On June 28, 2005, the Company entered in Indemnification Agreements with each of its two newly elected directors, Omar T. Leeman and J. Kent Millington. The Form of Indemnification Agreement entered into with these directors and officers is substantially the same form previously executed by all other directors, including Ralph J. Yarro III, Edward E. Iacobucci, R. Duff Thompson, Darcy G. Mott, Daniel W. Campbell and Darl C. McBride, who is also the Chief Executive Officer of the Company, and other officers, including Bert B. Young, Chief Financial Officer, Jeff F. Hunsaker, Sr. Vice President and General Manager, UNIX Division, Christopher Sontag, Sr. Vice President Business Development and Ryan E. Tibbitts, General Counsel and Corporate Secretary.

        The Indemnification Agreements provide that the Company will indemnify the Company's officers and directors, to the fullest extent permitted by law, in relation to any event or occurrence related to the fact that such officer or director is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise by reason of any action or inaction on the part of such officer or director serving in any capacity set forth in this paragraph. In addition, the Indemnification Agreements provide that the Company will make an advance payment of expenses and losses to any officer or director who has entered into an Indemnification Agreement, if such officer or director requests such advance payment of expenses and losses, in order to cover a claim relating to any fact or occurrence arising from or relating to events or occurrences specified in this paragraph.

        The foregoing summary of the Indemnification Agreements is subject to, and qualified in its entirety by, the Form of Indemnification Agreement, which has previously been filed as an exhibit and is incorporated herein by reference to Exhibit 99.1.

Director Compensation

        The compensation each of the two newly elected directors will receive, as well as the compensation all directors receive, is set forth on Exhibit 99.2.

Item 8.01 Other Events

        Certain information with respect to the two newly elected directors is set forth below.

        Omar T. Leeman is President and Founder of Pinebrook Management Group, L.L.C., which provides management, sales, marketing, and strategy consulting services. From January 2001 to April 2002, Mr. Leeman was President, Chief Executive Officer, and Chairman of the Board of Talk2 Technology, Inc. From February 1983 to January 2001 Mr. Leeman worked at MCI Telecommunications, Inc. where he held several management positions, including President, MCI Business Markets. He also worked as a Regional Vice President at NEC America Inc., and held management positions at OC Tanner Company and Xerox Corporation. Mr. Leeman received a B.S. degree in Business Administration from the University of Hawaii. Mr. Leeman will be a member of the Compensation Committee and the Chair of the Nominations Committee.

        J. Kent Millington is currently Entrepreneur in Residence at Utah Valley State College ("UVSC") where he teaches courses in entrepreneurship and new venture finance. Prior to joining UVSC in

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August 2004, he lived in Tokyo, Japan where he was Vice President of Asian Operations for Verio, Inc., a subsidiary of NTT Communications. From October 1996 to December 1997 he was President of Internet Servers Inc., a web hosting start-up that was sold to Verio in December 1997. Then he served as Vice President of the newly created Web Hosting Division of Verio until his assignment to Tokyo. From June 1993 to October 1996 he worked for EG&G, a large manufacturing and management services firm, as Business Development Director at the Idaho National Engineering Laboratory and later as Deputy Director during the privatization of Kelly Air Force Base in San Antonio, Texas. He previously was Chief Executive Officer of two health insurance companies, owned industrial distribution companies, and was professor of entrepreneurship and finance. Mr. Millington holds a B.A. degree in History from the University of Utah, an MBA from Brigham Young University, and a Doctor of Business Administration from California Coast University. Mr. Millington will be a member of the Audit Committee and the Compensation Committee.

Item 9.01. Financial Statements and Exhibits.

(c)
Exhibits

99.1
Form of Indemnification Agreement for Officers and Directors (incorporated by reference from Exhibit 10.36 to Post-Effective Amendment No. 1 to Form S-3 on Form S-1, File No. 333-116732, filed May 18, 2005).

99.2
Summary Sheet of Compensation for Directors

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2005

THE SCO GROUP, INC.
By:	/s/ BERT B. YOUNG
Name:	Bert B. Young
Title:	Chief Financial Officer

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EXHIBIT INDEX

99.1
Form of Indemnification Agreement for Officers and Directors (incorporated by reference from Exhibit 10.36 to Post-Effective Amendment No. 1 to Form S-3 on Form S-1, File No. 333-116732, filed May 18, 2005).

99.2
Summary Sheet of Compensation for Directors

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  Item 1.01. Entry into a Material Definitive Agreement.
  Item 8.01 Other Events
  Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX